Exhibit 10.4
               Change in control agreement with Daryl R. Forsythe

                                                July 23, 2001



Mr. Daryl R. Forsythe
21 Ridgeland Road
Norwich, New York 13815

Dear Mr. Forsythe:

         NBT Bancorp Inc. (which, together with its wholly-owned subsidiary, NBT Bank, National Association, is referred to as the "Company") considers the stability of its key management group to be essential to the best interests of the Company and its shareholders. The Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may arise and that the attendant uncertainty may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders.

         Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to encourage members of the Company's key management group to continue as employees notwithstanding the possibility of a change in control of the Company.

         The Board also believes it important that, in the event of a proposal for transfer of control of the Company, you be able to assess the proposal and advise the Board without being influenced by the uncertainties of your own situation.

         In order to induce you to remain in the employ of the Company, we entered an agreement, approved by the Board, dated February 21, 1995, and revised by Board action most recently on July 23, 2001, providing for severance compensation that the Board agreed would be provided to you in the event your employment with the Company terminated subsequent to a change in control of the Company ("Agreement"). We have agreed upon various changes to the Agreement, agreed to by the Board, and have agreed to amend and restate the Agreement in its entirety as follows:

         1.       Agreement to Provide Services; Right to Terminate.

                  (a) Termination Prior to Certain Offers. Except as otherwise provided in paragraph (b) below, or in any written employment agreement between you and the Company, the Company or you may terminate your employment at any time. If, and only if, such termination occurs after a "change in control of the Company" (as defined in section 6), the provisions of this Agreement regarding the payment of severance compensation and benefits shall apply.

                  (b) Termination Subsequent to Certain Offers. In the event a tender offer or exchange offer is made by a "person" (as defined in section 6) for more than 30 percent of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including shares of common stock, no par value, of the Company (the "Company Shares"), you agree that you will not leave the employ of the Company (other than as a result of Disability as such term is defined in section 6) and will render services to the Company in the capacity in which you then serve until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company has occurred as a result of such tender offer or exchange offer. If, during the period you are obligated to continue in the employ of the Company pursuant to this section 1(b), the Company reduces your compensation, terminates your employment without Cause, or you provide written notice of your decision to terminate your employment for Good Reason, your obligations under this section 1(b) shall thereupon terminate and you will be entitled to payments provided under Section 3(b).

         2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 2003; provided, however, that commencing December 31, 2001 and each December 31 thereafter, the remaining term of this Agreement shall automatically be extended for one additional year (to a total of three years) unless at least 90 days prior to such anniversary, the Company or you shall have given notice that this Agreement shall not be extended; and provided, however, that if a change in control of the Company shall occur while this Agreement is in effect, this Agreement shall automatically be extended for 24 months from the date the change in control of the Company occurs. This Agreement shall terminate if you or the Company terminates your employment prior to a change in control of the Company but without prejudice to any remedy the Company may have for breach of your obligations, if any, under section 1(b).

         3. Severance Payment and Benefits If Termination Occurs Following Change in Control for Disability, Without Cause, With Good Reason or Without Good Reason within 12 Months of the Change. If, (I) within 24 months from the date of occurrence of any event constituting a change in control of the Company (it being recognized that more than one such event may occur in which case the 24-month period shall run from the date of occurrence of each such event), your employment with the Company is terminated (i) by the Company for Disability,
(ii) by the Company without Cause, or (iii) by you with Good Reason (as defined in section 6), or (II) within 12 months from the date of occurrence of any event constituting a change in control of the Company (it being recognized that more than one such event may occur in which case the 12-month period shall run from the date of occurrence of each such event) you terminate your employment either with or without Good Reason, you shall be entitled to a severance payment and other benefits as follows:

                  (a) Disability. If your employment with the Company is terminated for Disability, your benefits shall thereafter be determined in accordance with the Company's long-term disability income insurance plan. If the Company's long-term disability income insurance plan is modified or terminated following a change in control, the Company shall substitute such a plan with benefits applicable to you substantially similar to those provided by such plan prior to its modification or termination. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect until your employment is terminated by the Company for Disability.

                  (b) Termination Without Cause or With Good Reason or Within 12 Months of Change in Control. If your employment with the Company is terminated without Cause by the Company or with Good Reason by you, or by you within 12 months of a change in control of the Company without Good Reason, then the Company shall pay to you, upon demand, the following amounts (net of applicable payroll taxes):

                           (i)      Your full base salary through the Date of
Termination at the rate in effect on the date the change in control of the Company occurs plus year-to-date accrued vacation.

                           (ii)     As severance pay, an amount equal to the
product of 2.99 multiplied by the greater of (A) the sum of your annualized salary for the calendar year in which the change in control of the Company occurs, the maximum target bonus that could have been paid to you for such year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to you during any one of the three preceding calendar years, your income from the exercise of nonqualified options during such year, your compensation income from any disqualifying disposition during such year of stock acquired pursuant to the exercise of incentive stock options and other annualized amounts that constitute taxable income to you from the Company for such year, without reduction for salary reduction amounts excludible from income under Section 402(e)(3) or 125 of the Internal Revenue Code of 1986, as amended (the "Code"), or (B) your average "Compensation" (as defined below) for the three calendar years preceding the calendar year in which the change in control of the Company occurs. As used in this subsection 3(b)(ii) your "Compensation" shall mean your base salary, bonus, income from the exercise of nonqualified options, compensation income from any disqualifying disposition of stock acquired pursuant to the exercise of incentive stock options and any other amounts that constitute taxable income to you from the Company, without reduction for salary reduction amounts excludible from income under Section 402(e)(3) or 125 of the Code.

                  (c) Related Benefits. Unless you die or your employment is terminated by the Company for Cause or Disability, or by you other than for Good Reason and not within 12 months after a change in control of the Company, (i) the Company shall maintain in full force and effect, for your continued benefit and, if applicable, for the continued benefit of your spouse and family, for three years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, all noncash employee benefit plans, programs, or arrangements (including, without limitation, pension and retirement plans and arrangements, stock option plans, life insurance and health and accident plans and arrangements, medical insurance plans, disability plans, and vacation plans) in which you were entitled to participate immediately prior to the Date of Termination, as in effect at the Date of Termination, or, if more favorable to you and, if applicable, your spouse and family, as in effect generally at any time thereafter with respect to executive employees of the Company or any successor; provided that your continued participation is possible after Termination under the general terms and provisions of such plans, programs, and arrangements; provided, however, that if you become eligible to participate in a benefit plan, program, or arrangement of another employer which confers substantially similar benefits upon you, you shall cease to receive benefits under this subsection in respect of such plan, program, or arrangement, and (ii) your benefit under any supplemental retirement agreement or supplemental retirement plan maintained by the Company in which you are a participant shall be fully vested upon such termination of your employment, and your benefit under such agreement or plan shall be determined as if you had continued to be employed by the Company for three additional years (or the period after which the maximum benefit payable is attained, if less) and if your annual compensation for purposes of such agreement or plan during such period of additional employment had been equal to the amount specified in Section 3(b)(ii)(A) or (B), whichever is higher. In the event that your participation in any such plan, program, or arrangement is not possible after Termination under the general terms and provisions of such plans, programs, and arrangements, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans, programs and arrangements or alternatively, pay an amount equal to the reasonable value of such substantially similar benefits. If, after termination of employment following a change in control of the Company, you elect or, if applicable, your spouse or family elects, COBRA continuation coverage, the Company will pay the applicable COBRA premium for the maximum period during which such coverage is available. If termination follows a change in control of the Company specified in Section 6(b)(iii), then you and, if applicable, your spouse and family may elect in lieu of COBRA continuation coverage to have the acquiring entity obtain an individual or group health insurance coverage and the acquiring entity will pay premiums thereunder for the maximum period during which you and, if applicable, your spouse and family could have elected to receive COBRA continuation coverage.

                  (d) Establishment of Trust. Within five days following conclusion of a change in control of the Company, the Company shall establish a trust that conforms in all regards with the model trust published in Revenue Procedure 92-64 and deposit an amount sufficient to satisfy all liabilities of the Company under Section 3(b) of this Agreement.

                  (e) Automatic Extension. Notwithstanding the prior provisions of this Section, if an individual is elected to the Board of Directors who has not been nominated by the Board of Directors as constituted prior to his election, then the term of this Agreement will automatically be extended until two years from the date on which such individual was elected if such extended termination date is later than the normal termination date of this Agreement, otherwise, the termination date of this Agreement will be as provided above. This extension will take effect only upon the first instance of an individual being elected to the Board of Directors without having been nominated by the original Board.

                  (f) Alternative to Lump Sum Payout. The amount described in this subsection will be paid to you in a single lump-sum unless, at least 30 days before the conclusion of a change in control of the Company, you elect in writing to receive the severance pay in 3 equal annual payments with the first payment to be made within 30 days of demand and the subsequent payments to be made by January 31st of each year subsequent to the year in which the first payment is made, provided that under no circumstances will two payments be made during a single tax year of the recipient.

         4. Payment If Termination Occurs Following Change in Control, Because of Death, For Cause, or Without Good Reason and not within 12 Months of the Change in Control. If your employment shall be terminated following any event constituting a change in control of the Company because of your death, or by the Company for Cause, or by you other than for Good Reason and not within 12 months after a change in control of the Company, the Company shall pay you your full base salary through the Date of Termination at the rate in effect on the date the change in control of the Company occurs plus year-to-date accrued vacation. The Company shall have no further obligations to you under this Agreement.

         5. No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor, except as expressly set forth herein, shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

         6. Definitions of Certain Terms. For the purpose of this Agreement, the terms defined in this section 6 shall have the meanings assigned to them herein.

                  (a) Cause. Termination of your employment by the Company for "Cause" shall mean termination because, and only because, you committed an act of fraud, embezzlement, or theft constituting a felony or an act intentionally against the interests of the Company which causes the Company material injury. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct constituting Cause as defined above and specifying the particulars thereof in detail.

                  (b) Change in Control of the Company. A "change in control of the Company" shall mean:

                           (i)      A change in control of a nature that would
be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Person hereafter becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Company's Voting Securities; or

                           (ii)     During any period of two consecutive years,
individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

                           (iii)    There shall be consummated (x) any
consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or

                           (iv)     Approval by the shareholders of the Company
of any plan or proposal for the liquidation or dissolution of the Company.

                  (c) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated by the Company for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), and
(ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). The term of this Agreement shall be extended until the Date of Termination.

                  (d) Disability. Termination of your employment by the Company for "Disability" shall mean termination because of your absence from your duties with the Company on a full-time basis for 180 consecutive days as a result of your incapacity due to physical or mental illness and your failure to return to the performance of your duties on a full-time basis during the 30-day period after Notice of Termination is given.

                  (e) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on any of the following:

                           (i)      A change in your status or position(s) with
the Company, which in your reasonable judgment, does not represent a promotion from your status or position(s) as in effect immediately prior to the change in control of the Company, or a change in your duties or responsibilities which, in your reasonable judgment, is inconsistent with such status or position(s), or any removal of you from, or any failure to reappoint or reelect you to, such position(s), except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason.

                           (ii)     A reduction by the Company in your base
salary as in effect immediately prior to the change in control of the Company.

                           (iii)    The failure by the Company to continue in
effect any Plan (as hereinafter defined) in which you are participating at the time of the change in control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control of the Company, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control of the Company or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control of the Company.

                           (iv)     The failure by the Company to provide and
credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the change in control of the Company.

                           (v)      The Company's requiring you to be based
anywhere other than where your office is located immediately prior to the change in control of the Company except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the change in control of the Company.

                           (vi)     The failure by the Company to obtain from
any successor the assent to this Agreement contemplated by section 8 hereof.

                           (vii)    Any purported termination by the Company of
your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective.

                           (viii)   Any refusal by the Company to continue to
allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the change in control of the Company, you were permitted by the Board to attend to or engage in.

For purposes of this subsection, "Plan" shall mean any compensation plan such as an incentive or stock option plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan, or a relocation plan or policy or any other plan, program, or policy of the Company intended to benefit employees.
                  (f) Notice of Termination. A "Notice of Termination" of your employment given by the Company shall mean a written notice given to you of the termination of your employment which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (g) Person. The term "Person" shall mean and include any individual, corporation, partnership, group, association, or other "person," as such term is used in section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company.

         7. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         8.       Successors; Binding Agreement.

                  (a) This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of the Company which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of the Company. The Company shall require any such successor, by an agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

                  (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there is no such designee, to your estate.

         9.       Increased Severance Payments Upon Application of Excise Tax.

                  (a) Adjustment of Payment. In the event any payments or benefits you become entitled to pursuant to the Agreement or any other payments or benefits received or to be received by you in connection with a change in control or your termination of employment (whether pursuant to the terms of any other agreement, plan, or arrangement, or otherwise, with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (collectively the "Severance Payments") will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay you an additional amount (the "Gross-Up Payment") so that the net amount retained by you, after deduction of the Excise Tax (but before deduction for any federal, state or local income tax) on the Severance Payments and after deduction for the aggregate of any federal, state, or local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the entire amount of the Severance Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code and as subject to the Excise Tax, unless and to the extent, in the written opinion of outside tax counsel selected by the Company's independent accountants and reasonably acceptable to you, such payments (in whole or in part) are not subject to the Excise Tax; and (ii) the value of any noncash benefits or any deferred payment or benefit (constituting a part of the Severance Payments) shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of the federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of your residence on the date of Termination. In the event that the amount of Excise Tax you are required to pay is subsequently determined to be less than the amount taken into account hereunder, you shall repay to the Company promptly after the time that the amount of such reduction in Excise Tax is finally determined the amount of the reduction, together with interest on the amount of such reduction at the rate of 6 percent per annum from the date of the Gross-Up Payment, plus, if in the written opinion of outside tax counsel selected by the Company's independent accountants and reasonably acceptable to you, such payment (or a portion thereof) was not taxable income to you when reported or is deductible by you for federal income tax purposes, the net federal income tax benefit you actually realize as a result of making such payment pursuant to this sentence. In the event that the amount of Excise Tax you are required to pay is subsequently determined to exceed the amount taken into account hereunder, the Company shall make an additional Gross-Up Payment in the manner set forth above in respect of such excess (plus any interest, additions to tax, or penalties payable by you with respect to such excess) promptly after the time that the amount can be reasonably determined.

                  (b) Time of Payment: Estimated Payment. The payments provided for in subsection (a) above, shall be made not later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of 6 percent per annum) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate of 6 percent per annum).

         10. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and the Chief Executive Officer or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by laws of the State of New York without giving effect to the principles of conflict of laws thereof.

         11. Legal Fees and Expenses. The Company shall pay or reimburse any reasonable legal fees and expenses you may incur in connection with any legal action to enforce your rights under, or to defend the validity of, this Agreement. The Company will pay or reimburse such legal fees and expenses on a regular, periodic basis upon presentation by you of a statement or statements prepared by your counsel in accordance with its usual practices.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Payments During Controversy. Notwithstanding the pendency of any dispute or controversy, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and installments of incentive compensation) and continue you as a participant in all compensation, benefit, and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with section 7(c). Amounts paid under this section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. You shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         14. Illegality. Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to you which would violate any federal or state statute or regulation, including without limitation the "golden parachute payment regulations" of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                               Very truly yours,

                                               NBT BANCORP INC.


                                               By: /S/ Michael J. Chewens



                                               AGREED TO:



                                               /S/ Daryl R. Forsythe
                                                   Daryl R. Forsythe